Exhibit 10.2

Auxilium Pharmaceuticals, Inc.
640 Lee Road
Chesterbrook, PA 19087

October 8, 2014

VIA FACSIMILE AND COURIER

QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, BC V5T 4T5
Canada
Attn: Dori Assaly
Facsimile No.: (604) 873-0816
E-mail: dassaly@qltinc.com

Re:                             Notice of Termination

Dear Dori:

Reference is made to the Agreement and Plan of Merger, dated as of June 25, 2014 (the “Merger Agreement”), by and among Auxilium Pharmaceuticals, Inc. (“Auxilium”), QLT Inc. (“QLT”), QLT Holding Corp. and QLT Acquisition Corp, and the transaction contemplated thereby (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, Auxilium hereby gives notice to QLT that Auxilium has received a proposal from Endo International plc (“Endo”) that Endo acquire 100% of Auxilium’s issued and outstanding shares of common stock pursuant to a merger in which Auxilium stockholders will receive, in respect of each share of Auxilium common stock, at the election of such share of Auxilium common stock (i) $33.25 in cash, (ii) 0.4880 of a share of Endo common stock or (iii) $16.625 in cash and 0.244 of a share of Endo common stock, in the case of clauses (i) and (ii), subject to certain pro-rations (the “Endo Proposal”).

The Auxilium Board of Directors (the “Board”) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Endo Proposal constitutes an Auxilium Superior Proposal and that a failure to accept the Endo Proposal and terminate the Merger Agreement would be reasonably likely to be inconsistent with the Board’s fiduciary duties to Auxilium stockholders under applicable Laws.  Accordingly, Auxilium hereby exercises its right to terminate the Merger Agreement pursuant to Section 7.1(c)(ii) thereof, effective immediately.

In accordance with Section 7.2(c)(i) of the Merger Agreement, the Auxilium Termination Fee is concurrently being sent to QLT by wire transfer to the account previously provided to us by your counsel.  In addition, in accordance with Section 5.14 of the Merger

Agreement, an amount of $US 49,567.62 (the “Cost Reimbursement”), representing all reasonable out-of-pocket expenses, fees and expenses incurred by QLT and QLT Subsidiaries in connection with the Pre-Acquisition Reorganization, is being sent to QLT by wire transfer to the same account.

Pursuant to the Non-Disclosure Agreement, Auxilium hereby requests that QLT and its Representatives promptly return to Auxilium, or destroy and confirm such destruction in writing, all Confidential Material and Notes (as such terms are defined in the Non-Disclosure Agreement).

By countersigning below, QLT hereby requests that Auxilium and its Representatives promptly return to QLT, or destroy and confirm such destruction in writing, all Confidential Material and Notes (as such terms are defined in the Non-Disclosure Agreement).

By countersigning below, QLT hereby acknowledges and agrees, on behalf of itself and its Affiliates, that, following and subject to the receipt by QLT of the Auxilium Termination Fee and the Cost Reimbursement, neither Auxilium nor any of its Affiliates shall have any further obligations whatsoever, directly or indirectly, in contract, at law or in equity arising under, relating to or resulting from the Merger Agreement or any transaction contemplated by the Merger Agreement.

Auxilium hereby acknowledges and agrees, on behalf of itself and its Affiliates,  that, effective upon QLT’s execution and delivery of this Notice of Termination to Auxilium, neither QLT nor any of its Affiliates shall have any further obligations whatsoever, directly or indirectly, in contract, at law or in equity arising under, relating to or resulting from the Merger Agreement or any transaction contemplated by the Merger Agreement.  Notwithstanding anything to the contrary in this paragraph or the prior paragraph, the Non-Disclosure Agreement shall remain in full force and effect in accordance with its terms.

In accordance with Section 9.1 of the Merger Agreement, this Notice of Termination shall be effective upon delivery; provided, however, that the immediately preceding three paragraphs shall become effective at the time QLT delivers an executed countersigned copy of this Notice of Termination to Auxilium.

[Signature Page Follows]

Sincerely,

/s/ Andrew I. Koven
Andrew I. Koven
Chief Administrative Officer, General Counsel and Secretary
Auxilium Pharmaceuticals, Inc.

AGREED AND ACCEPTED,
THIS      DAY OF OCTOBER 2014

QLT INC.

/s/ Sukhi Jagpal
Name: Sukhi Jagpal
Title: Chief Financial Officer

cc:                                McCullough O’Connor Irwin LLP

Suite 2600, Oceanic Plaza

1066 West Hastings Street

Vancouver, BC V6E 3X1

Attention:  Mia Bacic

James Beeby

Facsimile No.: (604) 687-7099

E-mail: mbacic@moisolicitors.com

jbeeby@moisolicitors.com

Nutter McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: James E. Dawson, Esq.

Facsimile No.: (617) 310-9632

E-mail: jdawson@nutter.com